UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 6, 2011

League Now Holdings Corporation
(Exact name of registrant as specified in its charter)

Florida	333-148987	20-35337265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 W. Spring Parkway Plano, TX 75021
(Address of principal executive offices) (Zip Code)

(972) 378-6600
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LEAGUE NOW HOLDINGS CORPORATION

Item 8.01

League Now Holdings Corporation, a Florida corporation (“we”, “us”, the “Company” or “League Now”)  acquired Pure Motion, Inc. in accordance with a Share Exchange Agreement, dated October 6, 2010 (the “Share Exchange Agreement”) by and among League Now, James Pregiato, Pure Motion, Inc. (“Pure Motion”) and the shareholders of Pure Motion.  The closing of the transaction took place on October 6, 2010 (the “Closing Date”).  On the Closing Date, we acquired 100% of the outstanding shares of common stock of Pure Motion (the “Pure Motion Stock”). In exchange for the Pure Motion Stock, the Pure Motion Shareholders acquired from us 24,009,008 post-split shares of our common stock on a fully diluted basis (the “Exchange Shares”).

Pursuant to the terms of the Share Exchange Agreement, as consideration for the cancellation of 38,048,000 of the post-split shares of League Now common shares owned by James Pregiato, Pure Motion agreed to pay a total cash payment of $250,000 to Mr. Pregiato (the “Cash Payment”) of which $100,000 (the “Initial Cash Payment”) was paid on the Closing date and $150,000 (the “Final Cash Payment”) was required to be paid in increments of  $50,000  on each of October 31, 2010, November 30, 2010 and December 31, 2010. The 38,048,000 shares are being held in escrow until receipt of the full Final Cash Payment. Mr. Pregiato also agreed to extinguish all outstanding debt and liabilities of League Now outstanding as of the Closing Date upon receipt of the Final Cash Payment.

The Company did not make the first two installments of the Final Cash Payment. Effective as of December 31, 2010, the Company and Mr. Pregiato executed an amendment to the Share Exchange Agreement extending the due date of the Final Cash Payment in the aggregate amount of $150,000 to March 31, 2011. Mr. Pregiato also waived any breach of the Share Exchange Agreement that occurred prior to December 31, 2010 due to non-payment of any portion of the Final Cash Payment.

As of the date of this Current Report on Form 8K, the Company has not made any of the installment payments of the Final Cash Payment. The Company and Mr. Pregiato are negotiating another amendment to the Share Exchange Agreement.

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 Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LEAGUE NOW HOLDINGS CORPORATION

Date: April 6, 2011	By:	/s/ Mario Barton
Mario Barton
Chief Executive Officer

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